EXHIBIT 10.23




May 16, 2002



Mr. Robert L. Fiscus
86 Cricket Lane
Huntington, Connecticut 06484

Dear Mr. Fiscus:

This engagement letter agreement will confirm UIL Holdings Corporation's offer to retain your services following your impending retirement, and your acceptance of the Corporation's offer.

You have been employed by the Corporation and its principal subsidiary, The United Illuminating Company (UI), for more than 29 years, most recently as the Corporation's Vice Chairman of the Board of Directors and Chief Financial Officer and UI's Vice Chairman of the Board of Directors. You have elected to retire from service as an employee of the Corporation and UI (the Companies), effective June 29, 2002; and your engagement pursuant to this engagement letter agreement is and will be independent of and from, and without effect on or prejudice to, any of the post-retirement benefits due to you, including, without limitation, payments under your Employment Agreement and UI's Pension Plan.

The Companies have a vital corporate interest, and are playing an active role, in the programs and activities in Bridgeport ("Bridgeport Economic Development Advisory Council, Inc. (BEDAC)"). You have supervised the Companies' participation in, and are familiar with, all of these programs and activities of BEDAC, and of the efforts of the Companies and the other participants in BEDAC to support its purposes and achieve its goals.

The Corporation desires to continue to avail itself of your knowledge and expertise in the above regards following your retirement; and it desires to retain your services, to act as the Corporation's agent and represent the Companies in support of the programs and activities of BEDAC. The Corporation understands that you are willing to be retained by it, as aforesaid, and that you will employ your knowledge and expertise, to the best of your ability, to represent the Companies' interests in the above regards, using your best independent judgment, reporting to Mr. Vallillo regularly concerning the progress of your efforts, and accepting direction from Mr. Woodson relative to any changes desired by the Companies in the purposes and/or goals of BEDAC.


We have agreed that, during the period of your engagement, you will act as the Authorized Representative of the Companies in the above regards, and that the term of your engagement will be until June 30, 2004. However, your engagement and your authority may be terminated by the Corporation, at any time and for any reason, upon at least 30 days' written notice to you prior to the effective date of such termination. Furthermore, you may terminate your



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engagement, at any time and for any reason, upon at least 30 days' written notice to the Corporation.

You agree that, for the period of your engagement, you will not engage in any occupation or business that, in the opinion of the Corporation or UI, is a competitor of the Corporation or any of its subsidiaries; and you further understand and agree that your engagement and authority may be terminated, immediately and without notice, if any such activity is undertaken by you.

It is anticipated that your services pursuant to this engagement letter agreement will be performed principally at the Corporation's headquarters building in New Haven, although you will be required to travel with some frequency in order to represent the Companies effectively. The Company will provide you, at no expense to you, with an office and office support facilities at its headquarters building, and will reimburse you for out-of-pocket expenses that you will incur for items such as travel, meals and telephone calls.

As compensation for your personal services, the Corporation will pay you a retainer fee at the rate of $170,000 per year, payable monthly in arrears. It is understood and agreed that, since you will act as an independent contractor in rendering services to the Corporation pursuant to this engagement letter agreement, you will be ineligible to participate, on account of your engagement pursuant to this engagement letter agreement, in any of the benefit programs that the Companies maintain for persons employed by them.

During the course of your engagement, you will be furnished, and you will develop and create, information that is either non-public, confidential or proprietary in nature, including, without limitation, analyses, compilations, forecasts, studies or other documents prepared by you, the Corporation, its employees, attorneys, accountants and/or financial advisors, and/or UI, its employees, attorneys, accountants and/or financial advisors ("Information"). You agree that all Information developed or created by you or others at your direction or request during the term of your engagement pursuant to this engagement letter agreement shall be and become the sole and absolute property of the Companies. And you agree that you will keep all Information confidential and will not, without the prior written consent of the Corporation, except as required by law (such requirement to be confirmed by a written legal opinion), disclose, in any manner whatsoever, in whole or in part, any Information, and that you will not use any Information other than in connection with your engagement pursuant to this engagement letter agreement. It is agreed that the term Information shall not include such portion of any Information as (a) is or becomes publicly available, other than as a result of a disclosure by you, (b) was available to you on a non-confidential basis prior to its disclosure to you by the Corporation or UI, or (c) becomes available to you on a non-confidential basis from a source that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Corporation or UI.

Without the Corporation's prior written consent, except as required by law (such requirement to be confirmed by a written legal opinion), you will not disclose to any other person or persons, other than the representatives of the other participants in BEDAC and the consultants and advisors engaged to assist the participants in BEDAC, any written or oral communication between yourself and the Corporation or UI relative to BEDAC.



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Neither the Corporation nor UI will seek to hold you liable to it for any damages in contract or in tort (including negligence) caused by any of your actions during the performance of services pursuant to this engagement letter agreement, except to the extent that such damages are the direct result of unlawful actions on your part.

The Corporation will indemnify, defend and hold you harmless from and against all losses and all claims, demands, fines, assessments, payments, suits, actions, recoveries and judgments of every nature and description ("Claims") brought or recovered against you by reason of any act or omission by you, except any unlawful act or omission, in the performance of services pursuant to this engagement letter agreement. In the event that any Claim is made against you, you will promptly notify the Corporation in writing, and the Corporation will immediately assume and conduct the defense of such Claim, and you will cooperate with the Corporation in such defense.

The terms of this engagement agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns, and upon you and your personal representatives, heirs, executors, administrators and dependents.

No provision of this engagement letter agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and by Mr. Woodson on behalf of the Corporation.

Any notice to be given by the Corporation or you hereunder shall be in writing, mailed by certified or registered mail with return receipt requested, addressed to the other (a) in your case at your residence, and (b) in the case of the Corporation at its headquarters building.

You and the Corporation agree that this engagement letter agreement contains the entire agreement and understanding between us with respect to your post-retirement services that the only consideration for the execution of this letter agreement is as stated herein, and that no promise or commitment has been made by either the Corporation or you that is not set forth in this letter agreement.

If the foregoing is in accordance with your understanding, please indicate your agreement by executing a copy of this letter in the space provided below and returning it to me.

Very truly yours,

UIL HOLDINGS CORPORATION




  /s/ Nathaniel D. Woodson
------------------------------------
By:  Nathaniel D. Woodson
Its Chairman of the Board of Directors,
President and Chief Executive Officer




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Agreed:


  /s/ Robert L. Fiscus
---------------------------
Robert L. Fiscus